FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

$3,000,000,000

5.174% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	February 6, 2024

Settlement Date:	February 13, 2024 (T+5 days)

Maturity:	February 13, 2030

Par Amount:	$3,000,000,000

Treasury Benchmark:	4.000% due January 31, 2029

Treasury Price:	$99-28+

Treasury Yield:	4.024%

Re-offer Spread to Benchmark:	T5+115 bp

Re-offer Yield:	5.174%

Fixed Rate Coupon & Payment Dates:

5.174% per annum, payable semiannually in arrears on each February 13 and August 13, beginning on August 13, 2024, from, and including, the Settlement Date to, but excluding, February 13, 2029 (the “fixed rate period”).

Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, February 13, 2029 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated March 7, 2023 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 1.364%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on May 15, 2029 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 13th of each February, May, August and November, beginning on May 13, 2029 and ending at Maturity or any earlier redemption date.

Modified following business day convention during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,990,250,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

CITIGROUP INC.

$3,000,000,000

5.174% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after August 13, 2024 (or if additional notes are issued after February 13, 2024, beginning six months after the issue date of such additional notes) and prior to February 13, 2029 at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to February 13, 2029, plus 0.200%.

We may redeem the notes, at our option, (i) in whole, but not in part, on February 13, 2029, or (ii) in whole at any time or in part from time to time, on or after January 13, 2030 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 PF2

ISIN:	US172967PF20

Sole Book Manager	Citigroup Global Markets Inc.

CITIGROUP INC.

$3,000,000,000

5.174% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Senior Co-Managers

ANZ Securities, Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CastleOak Securities, L.P.

CIBC World Markets Corp.

Commerz Markets LLC

Danske Markets Inc.

Fifth Third Securities, Inc.

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

Mediobanca - Banca di Credito Finanziario S.p.A.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Netrex Capital Markets, LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

Roberts & Ryan, Inc.

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

CITIGROUP INC.

$3,000,000,000

5.174% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2030

Junior Co-Managers

ABN AMRO Capital Markets (USA) LLC

Academy Securities, Inc.

AmeriVet Securities, Inc.

Bank of China Limited, London Branch

Blaylock Van, LLC

C.L. King & Associates, Inc.

CaixaBank S.A.

CAVU Securities LLC

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Desjardins Securities Inc.

Erste Group Bank AG

Huntington Securities, Inc.

Independence Point Securities LLC

Industrial and Commercial Bank of China (Asia) Limited

ING Financial Markets LLC

KBC Securities USA LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

M&T Securities, Inc.

Melvin Securities, LLC

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

NatWest Markets Securities Inc.

Nordea Bank Abp

R. Seelaus & Co., LLC

RB International Markets (USA) LLC

Regions Securities LLC

Security Capital Brokerage, Inc.

Siebert Williams Shank & Co., LLC

Swedbank AB (publ)

Tigress Financial Partners LLC

UniCredit Capital Markets LLC

United Overseas Bank Limited

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.